Exhibit 16.1

Liggett & Webb, P.A.

432 Park Avenue South

New York, New York 10016

561-752-1721

November 14, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Innovative Food Holdings, Inc.

File Ref No: 0-9376

We have read the statements of Innovative Food Holdings, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated November 9, 2022 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Company’s Certifying Accountant,” of the Current Report on Form 8-K of Innovative Food Holdings, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/LIGGETT & WEBB, P.A.

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida